Exhibit 4.5.44

CONTRATO DE PRENDAS DE DERECHOS DE CRÉDITO	CONTRACT ON PLEDGES OF CREDIT RIGHTS

En Madrid, a 21 de diciembre de 2005.	In Madrid, on 21 December 2005.

REUNIDOS	THE PARTIES

D. Alfredo Ruiz Plaza, mayor de edad, casado, de nacionalidad spanish, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Alfredo Ruiz Plaza, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Juan Carlos Azcona, mayor de edad, casado, de nacionalidad española, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Juan Carlos Azcona, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Rafael Mínguez Prieto, mayor de edad, casado, de nacionalidad española, con domicilio en Velázquez 63, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Rafael Mínguez Prieto, of Spanish nationality, of legal age, married, with domicile at Velázquez 63, Madrid and National Identity Card number [N.I.C. Number].

D. Germán Ruiz Baraibar Morayta, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Germán Ruiz Baraibar Morayta, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

D. Agustín Viudas Margalef, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Agustín Viudas Margalef, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

INTERVIENEN	ACTING

•      D. Alfredo Ruiz Plaza y D. Juan Carlos Azcona, en nombre y representación, debidamente apoderados, de Hertz de España, S.A., sociedad de nacionalidad española, con domicilio en José Echegaray 6 Edificio B, Las Rozas, Madrid, y con C.I.F. número A2812154. Consta inscrita en el Registro Mercantil de Madrid (T 4953, F 149, S 8, H M 81018, I/A 104).

•      Mr. Alfredo Ruiz Plaza and Mr. Juan Carlos Azcona, in the name and on behalf, as duly empowered attorneys, of Hertz de España, S.A., a company duly incorporated under the laws of Spain, with registered domicile at José Echegaray 6 Edificio B, Las Rozas, Madrid, and C.I.F. number A2812154. Registered with the Commercial Registry of Madrid (T 4953, F 149, S 8,

H M 81018, I/A 104).

Hertz de España, S.A. se denominará, en lo sucesivo, el “Pignorante”.	Hertz de España, S.A. will be referred to, hereinafter, as the “Pledgor”.

•      D. Rafael Mínguez Prieto, en nombre y representación, debidamente apoderado, de BNS Automobile Funding B.V., sociedad de nacionalidad holandesa, con domicilio en Fred. Roeskestraat 123, Amsterdam. Consta inscrita en el Registro Comercial de la Cámara de Comercio de Ámsterdam con número registral 34238138.

•      Mr. Rafael Mínguez Prieto, in the name and on behalf, as a duly empowered attorney, of BNS Automobile Funding B.V., a company duly incorporated under the laws of the Netherlands, with registered domicile at Fred. Roeskestraat 123, Amsterdam,. Registered with the Commercial Registry of the Chamber of Commerce of Amsterdam with trade register number 34238138.

BNS Automobile Funding B.V. se denominará, en lo sucesivo, el “Acreedor Pignoraticio”.	BNS Automobile Funding B.V. will be referred to, hereinafter, as the “Secured Creditor”.

•      D. Germán Ruiz Baraibar Morayta y D. Agustín Viudas Margalef, en nombre y representación, debidamente apoderados, de BNP Paribas Société Annonyme, sociedad de nacionalidad francesa, con domicilio en 016 Boulevard des Italiens, Paris y número 1966B04244.

•      Mr. Germán Ruiz Baraibar Morayta and Mr. Agustín Viudas Margalef, in the name and on behalf, as duly empowered attorneys, of BNP Paribas Société Annonyme, a company duly incorporated under the laws of France, with registered domicile at 016 Boulevard des Italiens, Paris, and C.I.F. number 1966B04244.

BNP Paribas Société Annonyme se denominará, en lo sucesivo, “BNP” o el “Agente de Garantías”. BNP interviene en su condición de Agente de Garantías (“security agent”), en virtud de su nombramiento en el Contrato entre Acreedores que más adelante se identifica y define y, en consecuencia, en nombre y por cuenta de los Acreditantes (asimismo definido más adelante).

BNP Paribas Société Annonyme will be referred to, hereinafter, as “BNP” or the “Security Agent”. BNP appears in its capacity as Security Agent, by virtue of its appointment in the Intercreditor Deed (as identified and defined below) and, as consequently, in the name and on behalf of the Lenders (also defined below).

El Acreedor Pignoraticio, el Pignorante y el Agente de Garantías serán denominados en lo sucesivo, conjuntamente, las “Partes”.	The Secured Creditor, the Pledgor and the Security Agent shall hereinafter be jointly referred to as the “Parties”.

EXPONEN	WHEREAS

I. Que el Pignorante es una sociedad de nacionalidad española cuyo objeto	I. Whereas the Pledgor is a Spanish company whose corporate purpose

social consiste primordialmente en el alquiler de vehículos.	consists primarily of the rental of vehicles.

II.        Que en fecha 21 de diciembre de 2005 Hertz International, Ltd., el Acreedor Pignoraticio, ciertos Acreditados y Garantes (incluido el Pignorante), (todos ellos, incluidos los que puedan adquirir esa condición en el futuro, los “Obligados”) BNP Paribas Société Annonyme y The Royal Bank of Scotland plc como mandated lead arrangers, CALYON como co-arranger y BNP Paribas como agente, el Agente de Garantías y las instituciones financieras señaladas en el mismo (dichas entidades, así como todas las que en adelante accedan, se incorporen o las sustituyan como acreditantes, los “Acreditantes”), entre otros, suscribieron un contrato senior de facilidades crediticias puente regido por Ley inglesa, (el “Contrato de Créditos Puente”). En virtud de la firma del Contrato de Créditos Puente por el Pignorante como Garante, el Pignorante ha otorgado en favor de los Acreditantes una garantía personal solidaria por las obligaciones de todos los Obligados. El Contrato de Créditos Puente ha sido elevado a público en la fecha de este Contrato por el Acreedor Pignoraticio y los Acreditantes, mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

II.        On 21 December 2005, Hertz International, Ltd., the Secured Creditor, certain Borrowers and Guarantors (including the Pledgor), (all of them, including those that may become Borrowers or Guarantors in the future, the “Obligors”) BNP Paribas Société Annonyme and The Royal Bank of Scotland plc as mandated lead arrangers, CALYON as co-arranger and BNP Paribas as facility agent, the Security Agent and the financial institutions listed therein (such entities, together with any other that may accede as lenders or substitute such lenders, the “Lenders”), amongst others, have executed a senior bridge facilities agreement governed by English law (the “Bridge Facilities Agreement”). By virtue of the execution of the Bridge Facilities Agreement by the Pledgor as a Guarantor, the Pledgor has granted in favour of the Lenders a joint and several personal guarantee for the obligations of all of the Obligors under such contract. The Bridge Facilities Agreement has been raised to the category of a public document on the date of this contract by the Secured Creditor and the lenders, in a deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

III.      Que en fecha 21 de diciembre de 2005 Hertz International, Ltd., el Acreedor Pignoraticio, ciertos Acreditados y Garantes (incluido el Pignorante), BNP Paribas como agente, el Agente de Garantías y ciertas entidades financieras, entre otros, suscribieron un contrato entre acreedores regido por Ley inglesa, (el “Contrato entre Acreedores”). En virtud de lo previsto en el Contrato entre Acreedores,

III.      On 21 December 2005, Hertz International, Ltd., the Secured Creditor, certain Borrowers and Guarantors (including the Pledgor), BNP Paribas as facility agent, the Security Agent and certain financial entities, amongst others, have executed an Intercreditor agreement governed by English law (the “Intercreditor Deed”). By virtue of the provisions of the Intercreditor cualesquiera referencias, derechos y obligaciones conferidas o asumidas en este Contrato por el Agente de Garantías se entenderán conferidas o asumidas en nombre y por cuenta de los Acreditantes en cada momento. El Contrato entre Acreedores ha sido elevado a público en la fecha de este contrato mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

Deed, any references, rights and obligations conferred upon or assumed by the Security Agent under this Contract will be conferred or assumed in the name and on behalf of the Lender at any given time. The Intercreditor Deed has been raised to the category of a public document on the date of this contract in a Notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

IV.      Que el 21 de diciembre de 2005 el Acreedor Pignoraticio y el Pignorante han suscrito un contrato de crédito regido por ley inglesa (el “Crédito Garantizado”) en virtud del cual el Acreedor Pignoraticio ha concedido un crédito al Pignorante. El Crédito Garantizado ha sido elevado a público en la fecha de este contrato mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

IV.      On 21 December 2001, the Secured Creditor and the Pledgor have entered into a secured loan agreement governed by English law (the “Secured Loan”) by which the Secured Creditor has granted a loan to the Pledgor. The Secured Loan has been raised to the category of a public document on the date of this Contract in a Notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

V.       Que con el fin de evitar repeticiones innecesarias, las referencias realizadas por las Partes al Contrato de Créditos Puente, el Contrato entre Acreedores y al Crédito Garantizado se entenderán también a sus respectivos plazos, calendarios de amortización, tipos de interés aplicables y a los restantes términos y condiciones de los mismos.

V.       The parties refer to the Bridge Facilities Agreement, the Intercreditor Deed and the Secured Loan with regard to their terms, repayment schedules, applicable interest rates and the remaining terms and conditions thereof to avoid unnecessary repetitions.

VI.      Que el Acreedor Pignoraticio, el Agente de Garantías y el Pignorante reconocen y ratifican plenamente los términos y condiciones del Contrato de Créditos Puente, el Contrato entre Acreedores y el Crédito Garantizado, que se entenderán aquí incorporados por referencia.

VI.      The Secured Creditor, the Security Agent and the Pledgor have full knowledge and are fully aware of, and confirm all the terms and conditions stated in, the Bridge Facilities Agreement, the Intercreditor Deed and the Secured Loan which are herein incorporated by reference.

VII. Que los términos contenidos en este Contrato que empiecen por mayúscula y que no estén definidos en la misma tendrán el significado que se les atribuya en el Contrato de Créditos	VII. Capitalized terms used but not defined in this Contract have the respective meanings ascribed thereto in the Bridge Facilities Agreement.

Puente.

VIII.   Que el Pignorante ha suscrito los contratos que se identifican en la lista que se incorpora como Anexo I del presente Contrato. En lo sucesivo, dichos contratos se denominará, conjuntamente, los “Contratos del Pignorante” y las contrapartes del Pignorante en los mismos se denominarán, conjuntamente, las “Contrapartes”.

VIII.          Whereas the Pledgor has entered into the agreements listed in Annex I to this Contract. Such agreements shall hereinafter be jointly referred to as the “Pledgor’s Contracts” and the parties thereto, other than the Pledgor, shall be jointly referred to as the “Counterparties”.

IX.      Que las Partes han acordado que el Pignorante constituiría sobre la totalidad de los derechos de crédito que el Pignorante pueda tener frente a las Contrapartes (o quienes les sucedieran, se subrogaran o fueran adjudicatarios de su posición contractual) bajo cualquiera de las Contratos del Pignorante (en lo sucesivo, los “Derechos de Crédito”), (i) un derecho real de prenda a favor del Agente de Garantías en garantía del íntegro y puntual cumplimiento de las obligaciones del Pignorante bajo el Contrato de Créditos Puente, y (ii) un derecho real de prenda a favor del Acreedor Pignoraticio en garantía del con el fin de garantizar el íntegro y puntual cumplimiento de las obligaciones del Pignorante bajo el Crédito Garantizado.

IX.      The Parties have agreed that the Pledgor would grant over all the credit rights that the Pledgor may hold at any time against any of the Counterparties (or assignee, transferee, or successors thereof) under any of the Pledgor Contract, including any amounts owed by the Counterparties pursuant to the Pledgor’s Contracts (hereinafter, the “Credit Rights”) (i) a pledge in favour of the Security Agent as security for the full and timely compliance with all the obligations of the Pledgor under the Bridge Facilities Agreement, and (ii) a pledge in favour of the Secured Creditor as security for the full and timely compliance by the Pledgor with all its obligations under the Secured Loan.

X.       Que, en virtud de cuanto antecede, las Partes están interesadas en otorgar el presente Contrato de Pignoración de Derechos de Crédito (en lo sucesivo, el “Contrato”), que se regirá por las siguientes

X. Pursuant to the aforementioned, the Parties wish to grant this Pledge of Credit Rights Contract (hereinafter, the “Contract”), which shall be governed by the following:

CLÁUSULAS	CLAUSES

PRIMERA.- CONSTITUCIÓN DE DERECHOS REALES DE PRENDA	FIRST.- CREATION OF THE PLEDGES

1.1 Como garantía del íntegro y puntual cumplimiento por parte del Pignorante	1.1 To guarantee the fulfillment by the Pledgor of all its payment obligations de todas sus obligaciones de pago en el Crédito Garantizado y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) del Pignorante al Acreedor Pignoraticio bajo el Crédito Garantizado (en lo sucesivo, las “Obligaciones Garantizadas A”), el Pignorante, por medio del presente Contrato, constituye un derecho real de prenda (en lo sucesivo, la “Prenda A”) sobre los Derechos de Crédito en favor del Acreedor Pignoraticio.

under the Secured Loan and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Secured Creditor under the Secured Loan (hereinafter, the “Secured Obligations A”), the Pledgor, by virtue of this Contract, hereby creates, for the benefit of the Secured Creditor, a pledge (hereinafter, the “Pledge A”) over the Credit Rights.

En particular, la Prenda A garantiza las obligaciones de pago de principal, intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones del Pignorante, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Crédito Garantizado.

In particular, the Pledge A secures the payment of principal, ordinary interest, default interest, fees, costs, expenses and any other amounts and obligations of the Pledgor, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Secured Loan.

El Acreedor Pignoraticio acepta, en su propio nombre y derecho la constitución de la Prenda A. Asimismo, el Acreedor Pignoraticio en este acto nombra irrevocablemente al Agente de Garantías como su representante y agente en relación con sus derechos como acreedor pignoraticio en este Contrato (incluyendo la facultad de autocontratación) de manera que, en adelante, todas las referencias al Agente de Garantías deban entenderse extendidas al Acreedor Pignoraticio con la misma extensión con que el Agente de Garantías actúa en representación de los Acreditantes (salvo que expresamente se establezca lo contrario).

The Secured Creditor, in its own name and on its own behalf hereby accepts the creation of the Pledge A. The Secured Creditor hereby irrevocably appoints the Security Agent as its representative and agent in relation to its rights as secured creditor in this Contract (including the power to act even in situations of self-contracting). As a result, hereinafter, any references to the Security Agent shall be understood as inclusive of the Secured Creditor to the same extent as the representation with which the Security Agent acts on behalf of the Lenders (except where expressly indicated differently).

1.2 Como garantía del íntegro y puntual cumplimiento por parte del Pignorante de todas sus obligaciones de pago en el	1.2 To guarantee the fulfillment by the Pledgor of all its payment obligations under the Bridge Facilities Agreement

Contrato de Créditos Puente y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) del Pignorante a los Acreditantes bajo el Contrato de Créditos Puente (en lo sucesivo, las “Obligaciones Garantizadas B” y, juntamente con las Obligaciones Garantizadas A, las “Obligaciones Garantizadas”), el Pignorante, por medio del presente Contrato, constituye en favor de los Acreditantes tantos derechos reales de prenda (en lo sucesivo, las “Prendas B” y juntamente con la Prenda A, las “Prendas”) sobre los Derechos de Crédito cuantas obligaciones resultan del Contrato de Créditos Puente. Todas las Prendas B tienen el mismo rango.

and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Lenders under the Bridge Facilities Agreement (hereinafter, the “Secured Obligations B” and together with the Secured Obligations A, the “Secured Obligations”), the Pledgor, by virtue of this Contract, hereby creates, for the benefit of the Lenders, as many pledges (hereinafter, the “Pledges B” and together with the Pledge A, the “Pledges”) over the Credit Rights as obligations arise under the Bridge Facilities Agreement. All of the Pledges B shall have the same ranking.

En particular, las Prendas B garantizan las obligaciones de pago de principal, intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones de los Pignorante, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Contrato de Créditos Puente.

In particular, the Pledges B secures the payment of principal, ordinary interest, default interest, fees, costs, expenses and any other amounts and obligations of the Pledgor, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Bridge Facilities Agreement.

El Agente de Garantías acepta, en su propio nombre y derecho y en nombre y representación de los Acreditantes, la constitución de las Prendas B.	The Security Agent, in its own name and behalf and in its capacity as security agent for the Lenders, hereby accepts the creation of the Pledges B.

1.3 Las Prendas constituidas por el Pignorante en las cláusulas 1.1 y 1.2 anteriores son prendas simultáneas y, comparten todas ellas el mismo rango en los términos que resultan del presente Contrato.	1.3 The Pledges created by the Pledgor in clauses 1.1 and 1.2 above are simultaneous pledges and, all of them share the same ranking in accordance with the terms in this Contract.

1.4 Las Prendas se constituyen sin perjuicio de la responsabilidad patrimonial universal del Pignorante derivada de sus obligaciones conforme al Contrato	1.4 The Pledges are created without prejudice to the Pledgor’s personal unlimited liability arising under their obligations pursuant to the Bridge

de Créditos Puente, al Crédito Garantizado o a cualesquiera otros documentos de los que sean partes, que no se entenderá limitada en modo alguno, por la constitución de las Prendas.	Facilities Agreement, the Secured Loan or any other document in which they appear, which is not deemed to be limited in any form by the creation of this Pledges.

1.5 El Pignorante declara y garantiza al Agente de Garantías, que:	1.5 The Pledgor represents and warrants to the Security Agent, that:

(a) los Derechos de Crédito están libres de cargas, prendas, gravámenes, limitaciones a su libre transmisibilidad o derecho alguno de tercero;	(a) the Credit Rights are free from any charges, liens, encumbrances, or any restrictions to transfer, assign or encumber;

(b)                  las Contratos del Pignorante están en vigor y gozan de plena eficacia, no incluyen ninguna previsión especial o inusual que pueda ser infringida por o incompatible con esta Prenda y, en particular, no contienen prohibición o limitación alguna a la transmisión o constitución de prenda o cargas sobre los Derechos de Crédito que puedan surgir de los Contratos del Pignorante; y

(b)                  the Pledgor’s Contracts are in full force and effect and do not include any special or unusual provisions that may be infringed by or incompatible with this Pledge, and, in particular, do not contain any prohibition or limitation to the transfer or encumber of any Credit Rights that may arise pursuant to the Pledgor’s Contracts; and

(c)                   el Pignorante tiene plena capacidad, derecho y autoridad para firmar el presente Contrato y para pignorar, ceder y transferir los Derechos de Crédito en la forma que se establece en la misma y que es intención de las Partes que el otorgamiento del mismo constituya y cree garantías reales de sobre los Derechos de Crédito a favor del Acreedor Pignorativo y el Agente de Garantías en garantía de las Obligaciones Garantizadas.

(c)                   the Pledgor it has full corporate power, legal right, and lawful authority to execute this Contract and to pledge, assign and transfer the Credit Rights in the manner and form established hereunder. It is the intention of the Parties that the execution of this Contract creates a valid and perfected security interests over the Credit Rights in favour of the Secured Creditor and the Security Agent, securing the Secured Obligations.

1.6      Las Partes acuerdan y hacen constar que ni el presente Contrato, ni la recepción por el Agente de Garantías de cualesquiera pagos realizados por las Contrapartes, harán que el Agente de Garantías esté obligado a cumplir con

1.6      The Parties undertake and state that neither this Contract, nor the receipt by the Security Agent of any payments by the Counterparties, shall cause the Security Agent to be subject to any of the obligations, representations,

ninguna de las obligaciones, declaraciones, garantías, términos o condiciones del Pignorante o de cualesquiera otras Contrapartes establecidas en los Contratos del Pignorante.	warranties, terms or conditions of the Pledgor or of any other Counterparty under any Pledgor Contract to which the Pledgor is a party.

Sin perjuicio de la constitución de la Prenda, el Pignorante permanecerá obligado frente a cualquier tercero, a cumplir con las obligaciones por él asumidas en los Contratos del Pignorante, y cada Contraparte permanecerá obligada frente al Pignorante a cumplir con las obligaciones asumidas en virtud de los Contratos del Pignorante en los que es parte, sin perjuicio de la obligación de cada Contraparte de atender, llegado el caso, las eventuales reclamaciones que el Agente de Garantías, pueda realizar en ejercicio de los derechos conferidos por este Contrato.

Notwithstanding this Pledge, the Pledgor shall remain obligated to any Counterparty to perform all of the Pledgor’s obligations under each Pledgor Contract to which it is a party, and each Counterparty shall remain obligated to the Pledgor to perform all of its obligations under the Pledgor’s Contracts to which it is a party, without prejudice to each Counterparty’s obligation to comply with any requests that the Security Agent, may make as a result of the exercise of the rights conferred through this Contract.

1.7      Las Partes acuerdan que este Contrato no modificará, alterará ni afectará a los términos y condiciones del Contrato de Créditos Puente, del Crédito Garantizado o cualquier otro documento, instrumento o acuerdo contemplado en el mismo.

1.7      The Parties hereby agree that this Contract shall not amend, modify, alter or affect the terms and conditions of the Bridge Facilities Agreement, the Secured Loan or any other document, instruments or agreements contemplated thereby.

1.8      En el supuesto de que el Contrato de Créditos Puente o el Crédito Garantizado fueran declarados nulos o ineficaces por cualquier razón por un juez competente, las Prendas garantizarán el cumplimiento de cualquier obligación de pago válida del Pignorante a favor de los Acreditantes o el Acreedor Pignoraticio bajo el Contrato de Créditos Puente o bajo el Crédito Garantizado, respectivamente, que pueda resultar de dicha nulidad o ineficacia.

1.8      In the event that the Bridge Facilities Agreement or the Secured Loan are at any time declared void or ineffective for any circumstance by any competent court, the Pledges shall secure the fulfilment of any valid payment obligations of the Pledgor in favour of the Lenders or the Secured Creditor under the Bridge Facilities Agreement or under the Secured Loan, respectively, that may arise from such voidance or ineffectiveness.

SEGUNDA.- INDIVISIBILIDAD DE LAS PRENDAS	SECOND.- INDIVISIBILITY OF THE PLEDGES

Las Prendas tienen carácter indivisible. En consecuencia, el cumplimiento parcial de las correspondientes Obligaciones Garantizadas no extinguirá proporcionalmente las Prendas. Conforme a las cláusulas 3.4 y 5 siguientes, el Pignorante solamente podrá exigir la cancelación de las Prendas tras el íntegro cumplimiento de las Obligaciones Garantizadas.

The Pledges are created with an indivisible nature. Consequently, partial fulfillment of the corresponding Secured Obligations shall not extinguish the Pledges proportionally. Subject to clauses 3.4 and 5 below, the Pledgor shall be entitled to cancel the Pledges only after the Secured Obligations have been fully discharged.

TERCERA.- NOTIFICACIÓN DE LAS PRENDAS. ENTREGA DE LA POSESIÓN. INDISPONIBILIDAD DE LOS DERECHOS DE CRÉDITO	THIRD.- NOTIFICATION OF THE CREATION OF THE PLEDGES. DELIVERY OF THE POSSESSION. NON TRANSFERABILITY OF THE CREDIT RIGHTS

3.1      Desde que suceda un Supuesto de Vencimiento Anticipado (tal y como se define más abajo) conforme a este Contrato, las Partes procederán a la mayor brevedad posible a (i) notificar por correo certificado con acuse de recibo a cada una de las Contrapartes la constitución de las Prendas y el contenido del presente Contrato mediante notificación al domicilio social de cada una de ellas mediante cartas cuyo texto coincide con el modelo de notificación que se acompaña como Anexo II; (ii) instruir a dichas Contrapartes que, desde ese momento , los importes correspondientes a los Derechos de Crédito sean abonados en una cuenta bancaria del Agente de Garantías que el mismo designe a tal efecto. Los gastos derivados de dichas notificaciones serán abonados por el Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

3.1      Upon the occurrence of an Event of Acceleration (as defined below) in accordance with this Contract, the Parties hereby agree to proceed, as soon as possible to: (i) notify by registered post with acknowledgement of receipt, each of the Counterparties of the creation of the Pledges and the content of this Contract, by means of a notice to the corporate address of said Counterparties, as per the letters whose wording is consistent with the draft of notice attached hereto as Annex II; (ii) instruct said Counterparties to credit the Credit Rights into an account of the Security Agent as designated by the Security Agent. All costs which may arise from the notices mentioned above shall be satisfied by the Pledgor, in the terms and with the scope provided under the Bridge Facilities Agreement.

3.2      Las Partes acuerdan que a efectos de cumplir con el requisito de traspaso posesorio establecido en el artículo 1863 del Código Civil, tal traspaso posesorio se producirá en favor del Agente de Garantías mediante el envío de las citadas comunicaciones.

3.2      The Parties agree that, for the purposes of the delivery of possession referred to in Article 1863 of the Civil Code, such delivery of possession of the Credit Rights to the Security Agent, is made by the serving of the notices referred hereto.

3.3      En tanto subsistan las Prendas que por este Contrato se constituyen sobre los Derechos de Crédito, el Pignorante no podrá sin previo consentimiento expreso y por escrito del Agente de Garantías, enajenarlos, transmitirlos, cederlos, gravarlos o disponer de ellos, salvo que se permita de conformidad con el Contrato de Crédito Puente y el Crédito Garantizado, en cuyo caso las Prendas correspondientes podrán ser canceladas de conformidad con el Contrato de Crédito Puente y el Crédito Garantizado.

3.3      During the term of this Contract, the Pledgor shall not be entitled, without the prior writing consent of the Security Agent to sell, transfer, assign, encumber, charge or dispose of the Credit Rights in any way, unless otherwise permitted in accordance with the Bridge Facilities Agreement and the Secured Loan, in which case the corresponding Pledges may be cancelled pursuant to the provisions of the Bridge Facilities Agreement and the Secured Loan.

3.4      En caso de venta o disposición de los Derechos de Crédito conforme a los términos establecidos en el Contrato de Créditos Puente o el Crédito Garantizado, el Agente de Garantías y el Pignorante acuerdan que, previo requerimiento del Pignorante practicado con cinco días hábiles de antelación, el Agente de Garantías cancelará o liberará (según corresponda) los Derechos de Crédito que se venden o disponen conforme lo previsto en la cláusula 5 siguiente, siempre que el Pignorante haya certificado al Agente de Garantías que la venta o la disposición se realizan en cumplimiento de las previsiones del Crédito Garantizado o el Contrato de Créditos Puente.

3.4      On the completion of the sale or disposal of any Credit Rights in accordance with the terms of the Bridge Facilities Agreement or the Secured Loan, the Security Agent and the Pledgor hereby agree that, upon at least five Business Days’ prior written request from the Pledgor, the Security Agent shall release or discharge (as the case may be) the Credit Rights being sold or disposed in accordance with Clause 5 below, provided that the Pledgor has certified to the Security Agent that the sale or disposition is made in compliance with the provisions of the Secured Loan or the Bridge Facilities Agreement.

3.5      Asimismo, sin perjuicio de cualquier transacción permitida bajo el Contrato de Créditos Puente, y el Crédito Garantizado el Pignorante no podrá, sin el consentimiento por escrito del Agente de Garantías, dar órdenes o instrucciones a las Contrapartes que resulten en detrimento de la validez y ejecutabilidad de las Prendas.

3.5      Likewise, without prejudice to any transaction permitted under the Bridge Facilities Agreement and the Secured Loan the Pledgor shall not, without the prior written consent of the Security Agent, give any orders or instructions to the Counterparties that may adversely affect the validity and enforceability of the Pledges.

3.6 Desde que suceda un Supuesto de Vencimiento Anticipado conforme a este Contrato todas las cantidades que	3.6 Upon the occurrence of an Event of Acceleration according to this Contract all proceeds arising from the Credit se deriven de los Derechos de Crédito quedarán a disposición del Agente de Garantías y serán aplicadas según lo previsto en el Contrato entre Acreedores a la satisfacción de las Obligaciones Garantizadas. Cualquier sobrante será empleado o, en su caso, pignorado para garantizar el cumplimiento de cualesquiera otras Obligaciones Garantizadas pendientes.

Rights, shall be for the benefit of the Security Agent and will be applied in accordance with the provisions of the Intercreditor Deed to satisfy the Secured Obligations. Any surplus will be used or pledged to guarantee the fulfillment of any outstanding Secured Obligations.

3.7      El Pignorante se compromete a que, hasta que se produzca un Supuesto de Vencimiento Anticipado, todas las cantidades que se deriven de los Derechos de Crédito serán abonadas, salvo que el Contrato de Créditos Puente disponga otra cosa, en una cuenta bancaria del Pignorante que se halle pignorada en favor del Agente de Garantías.

3.7      The Pledgor covenants and undertakes that until the occurrence of an Event of Acceleration, all proceeds arising from the Credit Rights will, unless otherwise permitted under the Bridge Facilities Agreement, be credited to a bank account of the Pledgor which is pledged in favour of the Security Agent.

CUARTA.- PRENDA SOBRE DERECHOS DE CRÉDITO ADICIONALES	FOURTH.- PLEDGE OVER ADDITIONAL CREDIT RIGHTS

4.1      El Pignorante extenderá las Prendas, en los mismos términos y condiciones que los establecidos en este Contrato, a otros derechos de crédito derivados de contratos en los que éste pueda ser parte en el futuro (con independencia de que se celebren en sustitución o por añaduría de los Contratos del Pignorante) de acuerdo con los términos previstos en el Crédito Garantizado y el Contrato de Creditos Puente y en beneficio del Agente de Garantías. El Pignorante deberá notificar al Agente de Garantías con al menos treinta (30) días naturales de antelación respecto de la fecha prevista para la suscripción de un nuevo contrato. Dicha extensión se formalizará, a favor del Agente de Garantías, en el plazo máximo de cinco (5) días hábiles desde que así le sea requerido al Pignorante por el Agente de Garantías, en documento público

4.1      In the event that, during the term of the Pledges, the Pledgor enters into new agreements (whether in place of or in addition to any of the Pledgor’s Contracts) the Pledgor will extend the Pledges, within the maximum period of five (5) business days from the Security Agent’s request, for the benefit of the Security Agent, pursuant to the Secured Loan and the Bridge Facilities Agreement, to any credit rights that may arise under such new agreements in accordance with the same terms and conditions as those provided for in this Contract, by entering into a public document before the Notary Public, as a supplement to the present Contract. The Pledgor shall notify the Secuity Agent at least thirty (30) calendar days prior to the date on which a new contract is anticipated to be signed. Any taxes, Notary fees and costs of serving notices arising from the execution of said intervenido por Notario, como suplemento al presente Contrato. Todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados del otorgamiento de dicho documento público correrán de cargo del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente. El Pignorante y el Agente de Garantías notificarán conjuntamente a las contrapartes del Pignorante bajo dichos contratos la extensión de la prenda mediante la comunicación que se adjunta como Anexo II de este Contrato, que será enviado mediante correo urgente certificado con acuse de recibo por el Notario interviniente. Desde la formalización de la extensión de las Prendas, los nuevos contratos se considerarán igualmente, a los efectos de este Contrato, como Contratos del Pignorante.

public document shall be borne by the Pledgor in the terms and with the scope provided under the Bridge Facilities Agreement. The Pledgor and the Security Agent shall jointly serve notice to the Pledgor’s counterparties under said agreements by issuing the letter attached as Annex II to this Contract, which shall be sent by registered mail with acknowledgment of receipt (correo certificado con acuse de recibo) by the Notary Public granting the extension of the Pledges. From the date of execution of the extension of the Pledges, the new agreements shall also be considered, for the purposes of this Contract, as Pledgor’s Contracts.

4.2      El Pignorante se obliga, a partir de esta fecha y con una periodicidad trimestral, a comparecer ante Notario Público y otorgar el documento público que fuera menester a efectos de extender las Prendas a los Derechos de Crédito de su titularidad vigentes en dichas fechas. El correspondiente documento público incorporará por sí o por referencia a este Contrato todos los términos de este Contrato para que las Prendas se entiendan constituidas sobre los nuevos derechos de crédito que surjan de nuevos Contratos del Pignorante y acompañará también la relación de dichos derechos de crédito con la identificación (con importe, fecha, referencia y fecha de vencimiento) de los mismos y/o de los Contratos del Pignorante de las que traen causa. Cada nueva relación de derechos de crédito así formalizada e intervenida sustituirá a la inmediatamente anterior entendiéndose que las Prendas se

4.2      The Pledgor undertakes to, from the date hereof, appear before a Public Notary on a quarterly basis to grant whichever public document that may be necessary to extend the Pledges to the Credit Rights owned by the Pledgor and outstanding on that date. The public document will incorporate or incorporate by reference the terms of this Contract so that the Pledges be deemed granted over the new credit rights that arise from new Pledgor’s Contracts and will also attach the list of Credit Rights with the appropriate identification (with the amount, date, reference and maturity) of the credit rights and/or the Pledgor’s Contracts that give rise to such credit rights. Each new list of credit rights recorded in this manner will replace as of that same moment the previous list and the Pledges will extend thereupon extend to the credit rights recorded in such manner. The Pledgor undertakes to extienden desde ese mismo momento a los Derechos de Crédito contenidos en dicha relación. El Pignorante se obliga a garantizar que cada relación de Derechos de Crédito es correcta e incluye todos los Derechos de Crédito de que el Pignorante es titular en esa fecha.

represent and guarantee that each list of Credit Rights recorded is correct and includes all of the Credit Rights owned by the Pledgor on such date.

4.3      A los efectos del otorgamiento del documento público de extensión de las Prendas, el Agente de Garantías otorga en este acto al Pignorante un poder (con facultad de autocontratación) para que comparezca ante Notario en su nombre y representación y acepte que las Prendas se extiendan sobre los nuevos Derechos de Crédito.

4.3      For the purposes of granting the public document of extension of the Pledges, the Security Agent hereby grants to the Pledgor a power of attorney (with selfcontracting power) so that the Pledgor may appear before a Notary in the name and on behalf of the Security Agent and accept the extension of the Pledges to the new Credit Rights.

4.4      La entrega de cada relación de Derechos de Crédito deberá realizarse, a más tardar, en los diez (10) días hábiles posteriores a la finalización de cada trimestre durante la vigencia de las Prendas.

4.4 During the term of the Pledges, the delivery of each list of Credit Rights shall occur, at the latest, on the tenth (10) business day after the end of each quarter.

4.5      En la misma fecha en que tenga lugar cualquier extensión de las Prendas efectuada al amparo de esta cláusula, el Pignorante se obliga a notificarlo al Agente de Garantías enviándole copia del correspondiente documento notarial.

4.5      On the date on which any extension of the Pledges takes place in accordance with this clause, the Pledgor undertakes to notify the Security Agent by forwarding a copy of the notarial document by which the Credit Rights are recorded.

4.6      El Pignorante confiere irrevocable e incondicionalmente a favor del Agente de Garantías un mandato representativo para otorgar, en caso de incomparecencia del Pignorante ante la solicitud previa por escrito del Agente de Garantías, en su nombre el documento público referido en el apartado anterior, formalizando la extensión de las Prendas a los derechos de crédito derivados de los nuevos Contratos del Pignorante, aunque ello suponga autocontratación. Dicho mandato resulta necesario para el cumplimiento de las Obligaciones

4.6      The Pledgor irrevocably and unconditionally confers in favour of the Security Agent a power of attorney to grant, in case of non-execution of the Pledgor upon written request of the Security Agent, in its name the public document referred to in Clause 4.1 above, executing said extension of the Pledge, even if such execution of the extension of the Pledges implies self-dealing. Said power of attorney is necessary for compliance with the Secured Obligations and, therefore, shall be irrevocable as long as the Pledges are

Garantizadas y las obligaciones derivadas de este Contrato y, en consecuencia, será irrevocable hasta que se produzca la cancelación de las Prendas.	not cancelled.

QUINTA.- CANCELACIÓN DE LAS PRENDAS	FIFTH.- RELEASE OF THE PLEDGES

Una vez que se hayan cumplido íntegramente todas las Obligaciones Garantizadas o en cualquiera de los supuestos contemplados la sección 10 del Apéndice 19 del Contrato de Créditos Puente o en cualquier otro Documento de Financiación (tal como se define en el Contrato de Créditos Puente), el Agente de Garantías, dentro de los quince (15) días hábiles siguientes al requerimiento escrito efectuado por el Pignorante en tal sentido, otorgará cuantos documentos públicos o privados sean necesarios para declarar la cancelación, liberación o cesión de las Prendas, salvo que el Agente de Garantías haya ejercitado el derecho que le confiere el artículo 1.866 del Código Civil. No obstante lo anterior, en caso de que cualquiera de los supuestos referidos arriba, sea una Disposición Permitida (tal como se define en el Contrato de Créditos Puente) las Prendas que recaigan sobre activos dispuestos se entenderán automáticamente canceladas con efecto desde el día de dicha disposición (permaneciendo en vigor las Prendas por el resto de activos no dispuestos). Todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dicha cancelación, liberación o cesión, correrán a cargo del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

Once all the Secured Obligations have been fully discharged or upon occurrence of any of the events included in section 10 of the Schedule 19 of the Bridge Facilities Agreement or in any other Finance Document, the Security Agent, within the fifteen (15) business days following the Pledgor’s written request in this regard, shall execute as many public or private documents as necessary to document the release of the Pledges, unless the Security Agent exercise the right conferred by Article 1866 of the Civil Code. Notwithstanding the forgoing if any of the events referred to above is a Permitted Disposal (as defined in the Bridges Facilities Agreement) or any sale or disposition otherwise permitted by Secured Loan or in the Bridge Facilities Agreement, the Pledges over the assets disposed shall be deemed to be automatically released with effect from the day of such disposal (remaining in full effect the Pledges in respect of all other non-disposed assets). All Notary fees, expenses and costs of serving no tires arising from the cancellation shall be borne by the Pledgor, in the terms and with the scope provide under the Bridge Facilities Agreement.

SEXTA.- EJECUCIÓN DE LAS PRENDAS	SIXTH.- FORECLOSURE OF THE PLEDGES

6.1 El Agente de Garantías estará autorizado para ejecutar la Prenda A y las Prendas B conjuntamente (si bien las Prendas B siempre deberán	6.1 The Security Agent will be entitled to foreclose on the Pledge A and the Pledges B jointly (but the Pledges B must always be foreclosed jointly and ejecutarse conjuntamente y nunca individual o separadamente), en el caso de que se produzca un supuesto de incumplimiento bajo el Contrato de Créditos Puente o en el Crédito Garantizado que continúe, no sea renunciado y constituya una causa de vencimiento anticipando respecto del que hubiera sido entregado una notificación declarando el vencimiento anticipado previamente conforme a lo estipulado en el Contrato de Créditos Puente o en el Crédito Garantizado (“Supuesto de Vencimiento Anticipado”). Las Partes acuerdan que para poder iniciar el procedimiento de ejecución, el Agente de Garantías deberá determinar en dicha notificación la cantidad debida bajo las Obligaciones Garantizadas, indicando que dicha cantidad es exigible bajo el Contrato de Créditos Puente y/o el Crédito Garantizado a la fecha correspondiente, que está vencida y que permanece impagada.

not separately) upon the occurrence of any event of default under the Bridge Facilities Agreement or the Secured Loan which constitutes a cause of early termination, is continuing, not waived and for which a notice declaring the acceleration has been previously notified in accordance with the Bridge Facilities Agreement or the Secured Loan (“Event of Acceleration”). The Parties agree that in order to commence the enforcement process the Security Agent shall state in the notice the amount owing under the Secured Obligations, the fact that such amount can be called under the Bridge Facilities Agreement and/or the Secured Loan at the corresponding date, that it has fallen due and that it remains unpaid.

6.2      Las Partes acuerdan que salvo error manifiesto el importe de la deuda líquida vencida y exigible será la cantidad especificada en la certificación emitida por el Agente de Garantías en la que se exprese el saldo reclamado e impagado bajo el Contrato de Créditos Puente y el Crédito Garantizado. En consecuencia, bastará para iniciar la ejecución de las Prendas la presentación de los siguientes documentos: (i) el original o una copia autorizada de este Contrato; (ii) acompañada de certificación en la que el Notario interviniente acredite la conformidad del Contrato con los asientos de su libro-registro y la fecha de éstos; (iii) acta notarial que incorpore la certificación, en cuestión emitida por el Agente de Garantías; y (iv) acta notarial que acredite haber notificado previamente al Pignorante la cantidad

6.2      The Parties agree that save for manifest error the amount which is liquid, due and payable will be the amount specified in the certificate issued by the Security Agent reflecting the results of the balance claimed and unpaid under the Bridge Facilities Agreement and the Secured Loan. Therefore, the presentation of the following documents: (i) the original or a notarial copy of this Contract; (ii) together with a certificate issued by the Notary attesting this Contract which states that the Contract conforms to his files and their date; (iii) the public deed incorporating the relevant certificate issued by the Security Agent; and (iv) a notarial document evidencing that the relevant debtor, and guarantor if applicable, have been served notice of the amount due and payable, will be sufficient to initiate the enforcement of the Pledges.

exigible resultante de la liquidación.

6.3      A los efectos de la ejecución de las Prendas, y sin perjuicio de (i) la responsabilidad patrimonial universal e ilimitada del Pignorante en los términos del Contrato de Créditos Puente y el Crédito Garantizado, que no se entenderá limitada en modo alguno por la constitución de las Prendas, y (ii) cualesquiera otras garantías constituidas a favor del Agente de Garantías, el Agente de Garantías podrá iniciar, a su discreción, cualesquiera de los procedimientos que legalmente le asistan, ya sea el proceso judicial declarativo, el de ejecución forzosa, o el extrajudicial previsto en el artículo 1.872 del Código Civil. En el caso de que el Agente de Garantías decida emplear cualesquiera de estos procedimientos, tal decisión no precluirá la posibilidad de acudir a cualquiera de los restantes, en tanto en cuanto las Obligaciones Garantizadas no se hayan cumplido íntegramente.

6.3      For the purposes of the foreclosure of the Pledges, and notwithstanding (i) the unlimited liability (“universal”) of the Pledgor under the Bridge Facilities Agreement and the Secured Loan, which will not be limited in any way as a result of the creation of the Pledges, and (ii) any other security interest held by the Security Agent, the Security Agent may, at its discretion, use any of the available judicial proceedings, either the corresponding declarative judicial proceeding (“proceso declarativo”), the executive judicial proceeding (“proceso de ejecución forzosa”), or the non-judicial proceeding provided for under Article 1872 of the Spanish Civil Code. Should the Security Agent decide to use any of these proceedings, such decision will not prevent it from initiating a new claim under any of the remaining available proceedings for as long as the Secured Obligations have not been fully discharged.

6.4      No obstante lo dispuesto en el apartado anterior, en el caso de que los Derechos de Crédito fuesen inmediatamente convertibles en dinero en el momento de la ejecución, las Partes acuerdan expresamente que no será preciso la celebración de subasta previa para su ejecución, pudiendo el Agente de Garantías, previa notificación al Pignorante, ejecutar directamente las Prendas mediante el cobro del importe de las Obligaciones Garantizadas a través de las cantidades debidas en virtud de los Derechos de Crédito. A dichos efectos el Agente de Garantías podrá requerir por escrito a las Contrapartes de que se trate para que le abonen las cantidades adeudadas por éstos al Pignorante en virtud de los Derechos de Crédito en la cuenta del

6.4      Notwithstanding the paragraph above, provided that the Credit Rights were immediately convertible into cash at the moment of foreclosure, the Parties expressly agree that no prior auction has to be held in order to foreclose on the Credit Rights, as the Security Agent is entitled, on its own behalf and on behalf of the Lenders, upon prior written notice to the Pledgor to directly foreclose the Pledges through the collection of the value of the Secured Obligations by means of the payment of the amounts due and payable pursuant to the Credit Rights. For these purposes the Security Agent may write to the relevant Counterparty requesting that all payment of the amounts due to the Pledgor pursuant to the Credit Rights be paid into the account of the Security

Agente de Garantías que éste designe, con la finalidad de aplicarlas al pago de las Obligaciones Garantizadas.	Agent as designated by the Security Agent, in order to apply said amounts to the payment of the Secured Obligations.

6.5      Las Partes acuerdan que: (i) cualesquiera cantidades pagadas por las Contrapartes al Agente de Garantías, se aplicarán por éste al pago de las Obligaciones Garantizadas en el orden de pago establecido en el Contrato entre Acreedores; y (ii) el Agente de Garantías entregará al Pignorante cualquier exceso pagado por las Contrapartes después de que las Obligaciones Garantizadas hubieran sido íntegramente satisfechas.

6.5      The Parties further agree that: (i) any amounts paid by the Counterparties to the Security Agent will be applied by the Security Agent to the payment of the Secured Obligations in the order established in the Intercreditor Deed; and (ii) the Security Agent will deliver to the Pledgor any surplus paid by the Counterparties after all the Secured Obligations have been fully discharged.

6.6 En el caso de que el Agente de Garantías, decida seguir el procedimiento establecido en el artículo 1.872 del Código Civil, las Partes acuerdan que:	6.6 Should the Security Agent decide, to follow the procedure set forth in Article 1872 of the Civil Code, the Parties agree as follows:

(a) Las direcciones a efectos de notificaciones son las determinadas conforme a la Cláusula 10 siguiente.	(a) Domiciles for purposes of notifications will be those provided for under Clause 10.

(b) El precio de referencia de las Derechos de Crédito a los efectos de su subasta será su valor en Euros.	(b) The reference price of the Credit Rights for purposes of their auction will be their aggregate value in Euros.

(c)                   El Pignorante nombra al Agente de Garantías, quien actuará a través de sus representantes autorizados, como mandatario para representarle en la subasta de los Derechos de Crédito, y autoriza irrevocablemente al Agente de Garantías para otorgar, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar la transmisión de los Derechos de Crédito a favor del adquirente o adquirentes, según sea el caso, con autorización expresa para otorgar

(c)                   The Pledgor hereby appoints the Security Agent, who will act through its duly authorized representatives, as its agent in the auction of the pledged Credit Rights, and irrevocably authorizes the Security Agent to execute, acting in the name and on behalf of the Pledgor, all public documents which are required in order to formalize the transfer of the Credit Rights in favour of the purchaser or purchasers, as the case may be, with express authority to also execute documents to which the

aquellos documentos en los que el Agente de Garantías sea parte como comprador en su propio nombre y derecho, o en nombre y representación del Acreedor Pignoraticio o los Acreditantes.	Security Agent is a party as purchaser in its own name and on its own behalf or in the name and on behalf of the Secured Creditor or the Lenders

(d)      Será competente para la ejecución el Notario designado por el Agente de Garantías y el precio de referencia de la primera subasta será el precio indicado en el apartado (b) anterior. Para la segunda subasta, el precio mínimo de referencia será el ochenta por ciento (80%) del precio indicado en el apartado (b) anterior. Para la tercera subasta, no será necesario un precio mínimo de referencia. Los Derechos de Crédito serán adjudicadas al mejor postor. En relación con esta Cláusula 6.5:

(d)      The authorized Notary Public will be a Spanish notary public designated by the Security Agent and the reference price for the first auction will be the price provided pursuant to (b) above. For the second auction, the minimum reference price shall be eighty per cent (80%) of the price provided pursuant to (b) above. For the third auction, a minimum reference price is not necessary. The Credit Rights will be awarded to the highest bidder. With regard to this Clause 6.5:

(i) a petición del Agente de Garantías, podrán celebrarse cuartas y posteriores subastas con las mismas formalidades anteriores y sin precio mínimo de referencia;	(i) at the request of the Security Agent, fourth and subsequent auctions may take place, subject to the same formalities and without a minimum reference price.

(ii) igualmente, a petición del Agente de Garantías, se podrán celebrar subastas parciales únicamente sobre parte de los Derechos de Crédito; y	(ii) likewise, at the request of the Security Agent, partial auctions may take place with respect to only part of the Credit Rights; and

(iii) el desacuerdo del Pignorante en relación con el importe o la exigibilidad de la deuda no suspenderá ni retrasará la ejecución.	(iii) the disagreement of the Pledgor with respect to the amount of debt or ability to pay the debt will not suspend or delay the foreclosure procedures.

(e) El Notario estará autorizado a llevar a cabo todas aquellas acciones que estime apropiadas para asegurar la publicidad de las subastas.	(e) The Notary Public will be authorized to take whatever actions he deems appropriate in order to ensure that the auctions become public knowledge.

(f)       Todas las subastas serán publicadas mediante anuncio inserto en al menos un diario de difusión nacional con una antelación mínima de diez (10) días naturales a la celebración de la subasta, pudiendo ser anunciadas de forma simultánea, teniendo en cuenta que deberán transcurrir un mínimo de cuatro (4) días hábiles entre una y otra subasta, si fuera necesario. Con la misma antelación mínima, deberá notificarse al Pignorante el Notario que vaya a ejecutar las Prendas.

(f)       All the auctions will be publicly announced by an advertisement in at least one national newspaper, at least ten (10) calendar days prior to the first auction. The auctions may be announced simultaneously. At least four (4) working days must elapse between each auction, if necessary. Within the same ten (10) calendar day term, notice to the Pledgor will be served with respect to the Notary Public who will enforce the Pledges.

(g)      Todos los licitadores oferentes deberán depositar en garantía ante el Notario una cantidad igual al cinco por ciento (5%) del precio de referencia de los Derechos de Crédito en la primera subasta. Tal cantidad será devuelta al licitador no ganador una vez realizada la subasta. El Agente de Garantías podrá comparecer en todas las subastas, sin necesidad de realizar el depósito en garantía.

(g)      Bidders will be required to deposit in an escrow account with the Notary Public an amount equivalent to five per cent (5%) of the reference price of the Credit Rights at the first auction. Such amount will be returned to any unsuccessful bidder once the auction is over. The Security Agent may attend any auction without being required to make a deposit.

(h)      El ganador de la subasta deberá pagar la diferencia entre el importe depositado en garantía y el precio de adquisición de los Derechos de Crédito dentro de los tres (3) días hábiles siguientes a la fecha de la subasta; en el caso de que el ganador de la subasta no efectúe el pago de tal diferencia, perderá la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas. Igualmente, el ganador de la subasta podrá ceder su derecho de compra de los Derechos de Crédito a un tercero, entregando al Agente de Garantías los documentos que evidencien la validez y eficacia de dicha cesión dentro de los diez (10)

(h)      Whoever wins the auction shall pay the balance between the amount subject to the escrow deposit and the acquisition price of the Credit Rights within three (3) business days from the date of the auction; should the winner of the auction fail to pay such balance, it will lose the amount in the escrow deposit. Such amount will be used to reduce the Secured Obligations. Likewise, the winner of the auction bid may assign its right to purchase the Credit Rights to a third party, delivering to the Security Agent the documents evidencing the validity and effectiveness of said assignment within the ten (10) calendar days from the date of the

días naturales siguientes a la fecha de la misma. El tercero cesionario deberá pagar, en tal caso, la diferencia entre la cantidad depositada en garantía por el ganador de la subasta y el precio de adquisición de los Derechos de Crédito dentro de los tres (3) días hábiles siguientes a la fecha de la subasta. El incumplimiento en el pago de tal cantidad comportará la pérdida de la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas.

assignment. The assignee shall pay, in that event, the balance between the escrow deposit made by the winner of the auction bid and the acquisition price of the Credit Rights within the above said three (3) business days. Failure to pay such amount will result in the loss of the amount subject to the escrow deposit. Such amount will be used to reduce the Secured Obligations.

(i)       La cantidad obtenida en la subasta, una vez deducidos todos los gastos derivados del procedimiento de ejecución, será entregada por el Notario al Agente de Garantías quien, a su vez, entregará al Pignorante cualquier sobrante después de satisfacer todas las Obligaciones Garantizadas.

(i)       The price obtained in the auction, once all expenses arising from the foreclosure procedures have been duly covered, will be delivered by the Notary Public to the Security Agent, who will in turn deliver to the Pledgor an amount equal to any excess after the Secured Obligations have been fully discharged.

(j)                      En el caso de que el Agente de Garantías adquiera en la subasta los Derechos de Crédito en representación de los Acreditantes, éstas serán pagadas mediante compensación por reducción de la cantidad debida a los representados del Agente de Garantías en una cuantía equivalente a aquella ofrecida por el Agente de Garantías (en representación de los Acreditantes) como precio de adquisición de los Derechos de Crédito. Si dicho precio de adquisición de los Derechos de Crédito fuera superior a la cantidad debida a los representados del Agente de Garantías, éste abonará dicho exceso al Pignorante ingresando el mencionado importe en la cuenta bancaria que el

(j)                      If, in the auction, the Security Agent acquires the Credit Rights on behalf of the Lenders, said Credit Rights shall be paid by compensation setting off the outstanding debt to the parties represented by the Security Agent in such an amount equivalent to that offered by the Security Agent (on behalf of the Lenders) as the acquisition price for the Credit Rights. If the acquisition price for the Credit Rights is higher than the outstanding debt, to the parties represented by the Security Agent, the Security Agent shall pay said surplus to the Pledgor, transferring said amount to the bank account determined by the Pledgor.

Pignorante expresamente le indique.

(k) Las cantidades obtenidas por la venta de los Derechos de Crédito serán empleadas al pago de las Obligaciones Garantizadas en el orden de pago señalado en el Contrato entre Acreedores.	(k) The amounts resulting from the sale of the Credit Rights will be allocated to the payment of the Secured Obligations in accordance with the Intercreditor Deed.

6.7      El Agente de Garantías mantendrá todos los derechos y acciones que le correspondan contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido íntegramente satisfechas o que no hayan resultado satisfechas como consecuencia de la ejecución de las Prendas, incluso si, con arreglo a lo contemplado en el apartado (j) de la cláusula 6.6 anterior, el Agente de Garantías hubiera adquirido los Derechos de Crédito, en cuyo caso sólo se tendrá por extinguida una parte de la deuda equivalente al precio ofrecido por el Agente de Garantías por los Derechos de Crédito, manteniéndose la exigibilidad y el rango de la parte restante de las Obligaciones Garantizadas.

6.7      The Security Agent will retain all rights and claims against the Pledgor for that part of the Secured Obligations which is not fully discharged or which remains unsatisfied after the foreclosure of the Pledges, even if, according to paragraph (j) of Clause 6.6 above, the Security Agent, on behalf of the Lenders, has acquired the Credit Rights. In this case, only the part of the debt equivalent to the price offered by the Security Agent for the Credit Rights shall be deemed to have been set off, maintaining the enforceability and the ranking of the remaining Secured Obligations.

6.8      En el caso de que se obtenga el cobro por los Acreditantes de cualesquiera Obligaciones Garantizadas a través de la ejecución de la Prenda, el Pignorante renuncia al cobro de cualesquiera créditos o derechos en los que pudiera subrogarse o pudieran originarse a su favor frente a los Obligados o el Acreedor Pignoraticio como consecuencia de ello, en tanto no hayan sido plenamente satisfechas a los Acreditantes o el Acreedor Pignoraticio la totalidad de las respectivas Obligaciones Garantizadas bajo el Contrato de Créditos Puente o el Crédito Garantizado, quedando en consecuencia los créditos o derechos del Pignorante, a todos los efectos,

6.8      In the event that the Security Agent collect any of the Secured Obligations through the execution of the Pledges, the Pledgor waives their right to collect any of the credits or rights in which it could be subrogated or which could arise in its favour against the Obligors or the Secured Creditor as a consequence of the aforementioned, to the extent that the respective Secured Obligations of all the Lenders or the Secured Creditor under the Bridge Facilities Agreement or the Secured Loan have not been fully satisfied, so that as a result the credits or rights of the Pledgor remains, to all intents and purposes, subordinated to the Lenders’

subordinados a los créditos de los Acreditantes o el Acreedor Pignoraticio.	or the Secured Creditor’s credits.

6.9      La ejecución de las Prendas queda sujeta a los términos y condiciones previstos en el Contrato entre Acreedores, distribuyéndose las cantidades obtenidas de la ejecución de las Prendas de conformidad con lo previsto en el mismo.

6.9      The enforcement of the Pledges is subject to the terms and conditions included in the Intercreditor Deed, so any proceeds obtained from such enforcement shall be distributed according to its terms.

SÉPTIMA.- TRIBUTOS Y GASTOS	SEVENTH.- TAXES AND EXPENSES

Los honorarios notariales, tributos y cualesquiera otros costes y gastos que origine la preparación, negociación, suscripción, registro y cumplimiento de este Contrato, y su cancelación, así como los gastos derivados de la ejecución de las Prendas (incluidos cualesquiera gastos u honorarios de abogados y procuradores, aún cuando la intervención de estos no fuere legalmente exigible) serán satisfechos por el Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente..

The Notary fees, taxes and any other costs and expenses arising from the preparation, negotiation, execution, registration and performance of this Contract, and its cancellation, as well as costs arising in the event of foreclosure of the Pledges, including costs and expenses incurred by lawyers and judicial agents (“procuradores”), even when the services of any of the aforementioned are not legally required, will be borne by the Pledgor in the terms and with the scope provided under the Bridge Facilities Agreement.

OCTAVA.- NOTIFICACIONES	EIGHTH.- NOTICES

8.1      Todas las notificaciones que deban realizarse a las Partes en virtud del presente, Contrato excepto cuando específicamente se prevea otra cosa, se realizarán por correo certificado con acuse de recibo, telegrama con acuse de recibo o, en caso de urgencia, por telex o fax, si bien en este último caso, la notificación deberá ser confirmada por carta dentro de los cinco (5) días naturales siguientes. No se exigirá un código concreto.

8.1      All notices which must be sent to the Parties under this Contract, except as otherwise expressly provided, shall be made either by certified letter with acknowledgment of receipt, by telegram with acknowledgment of receipt or, when urgent, by telex or fax, although in the case of telex or fax the notice should be confirmed by letter within the following five (5) calendar days. No specific code shall be required.

8.2      A los efectos del presente Contrato, las Partes señalan como domicilio para notificaciones, requerimiento y diligencias similares los que constan en el Contrato de Créditos Puente o, en su caso, el Crédito Garantizado.

8.2      For the purposes of this Contract, the Parties designate as valid addresses for notices, summons and other required formalities those stated in the Bridge Facilities Agreement or, if applicable, the Secured Loan.

8.3      Cualquier cambio en las direcciones antes mencionadas deberá ser comunicado a las otras Partes por correo con acuse de recibo remitido por conducto notarial, y únicamente surtirá efecto en la fecha en que la otra Parte reciba la comunicación.

8.3      Any change to the above-mentioned addresses must be communicated to the other Parties by mail with acknowledgment of receipt sent through a Notary Public, and shall only take effect on the date on which the other Parties receive the notification.

NOVENA.- MODIFICACIÓN DEL CONTRATO	NINTH.- AMENDMENT OF THIS CONTRACT

Cualquier modificación de este Contrato será suscrita por todas las partes. Si fuera requerido para ello de forma razonable por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo máximo de diez (10) días naturales desde la fecha de tal requerimiento, cuantos documentos públicos y privados de subsanación, complemento o aclaración del presente Contrato fueran necesarios.

Any amendment to this Contract shall be executed in writing by all parties. Should the Security Agent reasonably request it, the Pledgor undertakes to execute, within a maximum period of ten (10) calendar days from the date of such demand, any public or private documents necessary to correct, supplement or clarify this Contract.

DÉCIMA.- PODER	TENTH.- POWER OF ATTORNEY

El Pignorante por la presente otorga a favor del Agente de Garantías (que acepta dicho otorgamiento en su condición de (i) representante de los Acreditantes al amparo del Contrato entre Acreedores y (ii) el representante del Acreedor Pignoraticio al amparo de la cláusula 1.1 anterior), a través de cualquiera de sus sucursales y representantes, poder irrevocable, tan amplio en Derecho como resulte necesario o conveniente, incluida la facultad de autocontratación y de delegación, para que éste pueda, en caso de incomparecencia del Pignorante ante la solicitud previa por escrito del Agente de Garantías, realizar cualesquiera actuaciones que resulten necesarias para ejecutar los términos de este Contrato y realizar cuantas actuaciones y ejecutar cuantos instrumentos sean necesarios para el cumplimiento de los términos de este Contrato.

The Pledgor hereby grants an irrevocable power of attorney, as extensive as is required or convenient in Law, with an express power to self-contract and delegate, in favour of the Security Agent (who accepts in its capacity as (i) representative of the Lenders in accordance with the Intercreditor Deed and (ii) representative of the Secured Creditor in accordance with clause 1.1 above) acting through any of its representatives so that it may, in case of non-execution of the Pledgor upon written request of the Security Agent, in the name and on behalf of the Pledgor, take any action that may be necessary for the purpose of carrying out the terms of this Contract and take any action and execute any instrument which may be necessary to accomplish the purposes of this Contract.

Entre dichas facultades se incluyen, a título enunciativo, las siguientes: (i) otorgar	Among the powers granted, for instance, are the following: (i) to execute as many public cuantos documentos públicos o privados fueren necesarios para formalizar, en nombre y representación del Pignorante, la extensión de las Prendas o para modificar, subsanar, complementar o aclarar el presente Contrato cualesquiera documentos públicos que se hubieren formalizado en relación con la misma; (ii) representar al Pignorante en la subasta de los Derechos de Crédito pignoradas y otorgar, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar de la transmisión de los Derechos de Crédito a favor del adquirente o adquirentes; (iii) designar al Notario español que estime conveniente para formalizar cualesquiera documentos públicos que hayan de otorgarse en relación con este Contrato; (iv) liquidar y pagar, a costa del Pignorante, cuantos gastos y tributos se deriven de los actos realizados y documentos formalizados en cumplimiento de lo pactado en el presente Contrato; y (v) realizar cualesquiera otras actuaciones que resulten necesarias para dar cumplimiento a lo pactado en este Contrato.

or private documents as may be necessary in order to formalize, in the name and on behalf of the Pledgor, the extension of the Pledges, or in order to modify, amend, correct, supplement or clarify this Contract or any public documents executed in connection with this Contract; (ii) to represent the Pledgor in the auction of the pledged Credit Rights and to execute, in the name and on behalf of the Pledgor, every public document which may be necessary in order to formalize the transfer of the Credit Rights in favour of the acquirer or acquirers; (iii) to appoint the Notary Public which the Security Agent deems appropriate in order to formalize any public documents which may be executed in connection with this Contract; (iv) to pay, at the Pledgor’s expense, the costs and taxes that arise from the actions performed and from the documents executed in compliance with this Contract; and (v) to perform any other actions which may be necessary in order to comply with this Contract.

El presente poder se configura como irrevocable y estará en vigor mientras subsista cualquier obligación pendiente de pago o cumplimiento bajo el Contrato de Créditos Puente y el Crédito Garantizado o este Contrato. La revocación unilateral de este Poder por el Pignorante no producirá efecto alguno.

These powers of attorney are irrevocable and will be in force while any obligation of payment or compliance under the Bridge Facilities Agreement and the Secured Loan or this Contract remains pending. The unilateral revocation of these powers of attorney by the Pledgor shall not have any effect.

En el supuesto de que el Agente de Garantías renunciase o fuera separado como Agente de Garantías de acuerdo con lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores, el Agente de Garantías queda expresamente facultado para delegar los presentes poderes y para otorgar nuevos poderes en virtud de los conferidos en el presente Contrato (o ser sustituido en éstos), en los mismos términos y condiciones, a favor del Acreditante que sea designado como nuevo Agente de

Should the Security Agent waive resign or be removed from its position as Security Agent under the Bridge Facilities Agreement or the Intercreditor Deed, the Security Agent is expressly authorised to delegate the present powers and grant new powers of attorney pursuant to those conferred in this Contract (or to be replaced herein), in upon the same terms and conditions, to the Lender designated as the new Security Agent pursuant to the Bridge Facilities Agreement or the Intercreditor

Garantías en virtud de lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores. El Pignorante declara conocer y aceptar que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del presente poder pueden implicar autocontratación.

Deed. The Pledgor declares to that it is aware and accepts that the exercise of these powers of attorney by the Security Agent may involve self-contracting.

UNDÉCIMA.- CESIÓN DE LAS PRENDAS	ELEVENTH.- ASSIGNMENT OF THE PLEDGES

11.1   El Acreedor Pignoraticio y el Agente de Garantías (en la representación que ostenta de los Acreditantes) estarán facultados para ceder total o parcialmente en cualquier momento su respectiva posición bajo este Contrato siempre conjuntamente con el Contrato de Créditos Puente o el Crédito Garantizado, según corresponda, a un cesionario permitido y de acuerdo con los términos de los mismos. En consecuencia, el Pignorante por la presente reconoce y acepta de forma incondicional e irrevocable el derecho del Acreedor Pignoraticio, los Acreditantes o el Agente de Garantías a realizar tales cesiones, por lo que las referencias realizadas en este Contrato al Acreedor Pignoraticio o al Agente de Garantías se entenderán realizadas a sus cesionarios en caso de que medien tales cesiones. En cualquier caso, la cesión del Acreedor Pignoraticio, un Acreditante o el Agente de Garantías no supondrá un coste adicional para el Pignorante.

11.1   The Secured Creditor and the Security Agent (on behalf of the Lenders) are entitled to assign entirely or partially at any time their respective position under this Contract always jointly with the Bridge Facilities Agreement or the Secured Loan, as applicable, to an assignee as permitted by and in accordance with the provisions thereof. Therefore, the Pledgor hereby unconditionally and irrevocably acknowledges and agrees the right of the Secured Creditor, the Lenders or the Security Agent to make said assignments and to replace the Security Agent; thus, references hereof to the Security Agent or the Secured Creditor shall be deemed to be made to the assignees if said assignments take place. In any case, the assignment by the Secured Creditor, a Lender or the Security Agent shall not constitute an additional cost for the Pledgor.

11.2   La cesión a cualquier tercero por el Acreedor Pignoraticio, un Acreditante o el Agente de Garantías de su posición contractual bajo el Contrato de Créditos Puente o el Crédito Garantizado implicará la cesión de todos los derechos accesorios, incluidos los derivados de este Contrato. La cesión será documentada si así lo solicita el Agente de Garantías mediante el otorgamiento de un documento público

11.2   The assignment to any third party by the Secured Creditor, a Lender or the Security Agent of its contractual position under the Bridge Facilities Agreement or the Secured Loan would entail the assignment of every ancillary right, including those arising from this security interest. The assignment shall be documented, if requested by the Security Agent, by means of a public document (“documento público”) to be que será firmado por el Agente de Garantías, en su propio nombre y derecho y en nombre y por cuenta de los restantes Acreditantes y del Acreedor Pignoraticio, el cedente y el cesionario. No obstante lo anterior, el Pignorante deberán, previa solicitud del Agente de Garantías o del cesionario, firmar tal documento público aunque su firma no sea necesaria para la validez o efectividad de la cesión.

executed by the Security Agent, on its own behalf and on behalf of the remaining, Lenders and the Secured Creditor, the assignor and the assignee. This notwithstanding, the Pledgor shall, upon the Security Agent’s or the assignee’s request, also execute such a public document, even though the intervention of the Pledgor shall not be required for the validity and effectiveness of such assignment.

11.3   No obstante lo anterior, el Acreedor Pignoraticio podrá ceder (incluida la cesión en garantía y la prenda) el beneficio y los derechos de la Prenda A al Agente de Garantías (en representación de los Acreditantes) quien, en su caso, podrá ejercitar los derechos que ostenta el Acreedor Pignoraticio en virtud de este Contrato.

11.3   The Secured Creditor may, however, assign (including as an assignment for guarantee purposes or a pledge) the benefit and rights attached to the Pledge A to the Security Agent (on behalf of the Lenders) whom may exercise the rights that the Secured Creditor holds by virtue of this Contract.

DUODÉCIMA.- LEY APLICABLE Y JURISDICCIÓN	TWELFTH.- GOVERNING LAW AND JURISDICTION

12.1 El presente Contrato estará sujeta al derecho común español.	12.1 This Contract shall be governed by Spanish common law.

12.2   Las Partes, con renuncia expresa a su fuero propio, se someten de manera expresa e irrevocable a los Juzgados y Tribunales de la ciudad de Madrid para cualesquiera cuestiones que puedan derivarse de la interpretación, validez o cumplimiento del presente Contrato, incluyendo la ejecución de las Prendas mediante el proceso judicial declarativo o el de ejecución forzosa.

12.2   The Parties, expressly waiving their right to their own forum, expressly and irrevocably submit to the courts of the city of Madrid for any disputes arising from the interpretation, validity, or enforceability of the Contract, including the foreclosure of the Pledges by means of the declarative judicial proceeding (“proceso declarativo”) or the executive judicial proceeding (“proceso de ejecución forzosa”).

DECIMOTERCERA.- IDIOMA	THIRTEENTH .- LANGUAGE

El presente Contrato se otorga en idioma español e inglés. En caso de que surgieran discrepancias entre ambas versiones prevalecerá la versión española.	This Contract is executed in Spanish and in English. In the event of discrepancies between both versions, the Spanish version shall prevail.

EN PRUEBA DE CONFORMIDAD, las Partes suscriben el presente Contrato, firmando a continuación en el lugar y fecha indicados en el encabezamiento, en un ejemplar que será inmediatamente elevado a público a continuación de este mismo acto ante el Notario de Madrid D. Carlos de Prada Guaita.

IN WITNESS HEREOF, the Parties execute this Contract, signing below in the place and on the date indicated in the heading, in one single counterpart which will be raised to the category of public document before the Notary of Madrid Mr. Carlos de Prada Guaita, immediately following this act.

Hertz de España, S.A.

/s/ Alfredo Ruiz Plaza /s/ Juan Carlos Azcona
Alfredo Ruiz Plaza / Juan Carlos Azcona

BNS Automotive Funding, B.V.

/s/ Rafael Mínguez Prieto
Rafael Mínguez Prieto

BNP Paribas, S.A. (as Security Agent)

/s/ German Ruiz Baraibar Marayta /s/ Agustín Viudas Margalef
German Ruiz Baraibar Marayta / Agustín Viudas Margalef